Exhibit 10.3

TRANSITION SERVICES AND SEVERANCE AGREEMENT

This TRANSITION SERVICES AND SEVERANCE AGREEMENT (this “Agreement”), dated as of this 7th day of September, 2010, by and between Microtune, Inc., a Delaware corporation (the “Company”), and Phillip D. Peterson (“Executive”), is made contingent upon, and effective immediately prior to, the closing (the “Closing”) of the proposed merger (the “Merger”) of a wholly-owned subsidiary of Zoran Corporation, a Delaware corporation (the “Parent”), with the Company (the date of such Closing, the “Effective Date”).

Effective immediately prior to the Closing, the parties hereby agree as follows:

1. Revocation of Existing Agreements. All existing agreements and arrangements between the Company and Executive that provide for or relate to the payment of cash or other benefits in the event of Executive’s termination of employment with the Company or any of its affiliates and/or in connection with a change in control, including but not limited to the Amended and Restated Severance and Change of Control Agreement by and between the Company and Executive dated as of March 4, 2010 are hereby revoked and superseded by this Agreement.

2. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below.

(a) “Accrued Bonus” has the meaning set forth in Section 3.

(b) “Bonus Program” has the meaning set forth in Section 3.

(c) “Cause” means the occurrence of any of the following events during the Transition Period: (i) Executive is determined by a court of law or pursuant to arbitration to have committed a willful act of embezzlement, fraud or dishonesty which resulted in material loss, material damage or material injury to the Company; or (ii) Executive is convicted of, or pleads nolo contendere to, a felony.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Good Reason” means the occurrence of either of the following during the Transition Period: (i) a reduction in Executive’s monthly base salary or (ii) the Company requires Executive to perform services for the Company for an aggregate period of 21 calendar days at a location that is more than 50 miles from Plano, Texas.

(f) “Section 409A” means Section 409A of the Code and guidance promulgated thereunder.

(g) “Separation from Service” has the meaning set forth in Section 4.

(i) “Transition Period” shall have the meaning set forth in Section 3.

3. Transition Services.

(a) Commencing on the Effective Date, the Company will retain Executive for a period of 2 calendar months (the “Transition Period”) to provide services to assist in the transition and integration of the Company’s operations into Parent’s organization. During the Transition Period, Executive shall (i) receive a monthly base salary of $18,375.00 and (ii) be eligible to participate in the same 401(k) plan and welfare benefit plans that the Company makes available to its regular employees, subject to the terms of the plans. For the avoidance of doubt, Executive shall not be entitled to receive any bonuses or equity awards during the Transition Period, except as specifically provided in this Agreement. If Executive has not incurred a “separation from service,” within the meaning of Section 409A (“Separation from Service”), with the Company prior to the last day of the Transition Period, the Company shall terminate his services as of such date.

(b) If Executive continues to provide transition services pursuant to this Section 3 until the last day of the Transition Period without incurring a Separation from Service prior to such date, Executive shall become entitled to receive a cash lump-sum retention bonus of $25,000, which bonus shall be paid on the same date that Executive receives his cash lump-sum severance payment described in Section 4(b)(i).

(c) Upon Closing and in consideration of services provided to the Company prior to the Closing, the Company will pay Executive a cash lump sum payment in an amount equal to the product of (A) $190,772 and (B) a fraction, with the numerator of the fraction equal to the number of calendar days in 2010 prior to the Closing and the denominator of the fraction equal to 365 (the “Accrued Bonus”); provided, that, if the Closing occurs in 2011, the numerator of the fraction shall equal 365. The Accrued Bonus shall be paid in lieu of any bonus that Executive otherwise would have been entitled to receive under the Microtune 2010 Incentive Compensation Program (the “Bonus Program”). Notwithstanding anything to the contrary in this Section 3(c), Executive shall not be entitled to receive any payment pursuant to this Section 3(c) if Executive receives any restricted stock units, payment or other bonus pursuant to the terms of Bonus Program.

4. Severance Benefits.

(a) Involuntary Termination Prior to the End of the Transition Period. If, prior to the last day of the Transition Period, (A) the Company terminates Executive’s transition services with the Company for any reason other than for Cause, (B) Executive terminates his transition services with the Company for Good Reason or (C) Executive’s transition services with the Company are terminated due to his death, the Company shall thereafter provide the following severance benefits to Executive (or to Executive’s estate, as applicable) following his Separation from Service:

(i) Within 10 business days of Executive’s Separation from Service, the Company will pay Executive a cash lump-sum payment in the amount of $411,272. In the event of Executive’s Separation from Service due to termination by the Company other than for Cause or by Executive for Good Reason, the foregoing amount shall be increased by the base salary payable under Section 3(a) for the full Transition Period, less any base salary previously paid to Executive for services performed during the Transition Period.

(ii) On May 15, 2011, the Company will pay Executive a cash lump-sum payment in the amount of $23,360, which payment reflects the estimated cash value of Executive’s time-vested restricted stock units granted by the Company and assumed by Parent that were scheduled to vest in May 2011; provided, however, that if the Effective Date occurs after May 15, 2011, the cash lump-sum payment that was otherwise payable to Executive on such date pursuant to this subsection (ii) shall instead be paid to Executive on the Effective Date (but in no event later than December 31, 2011). Notwithstanding the foregoing, if Executive’s time-vested restricted stock units granted by the Company that are scheduled to vest in May 2011 shall have vested and been settled prior to the date on which payment is to be made in accordance with the immediately preceding sentence, Executive shall not be entitled to receive any payment under this subsection (ii).

(iii) For a period of 12 months commencing one calendar day following the date upon which Executive incurs a Separation from Service, the Company shall pay COBRA premiums for Executive and any dependents covered under the Company’s group health plan immediately prior to such Separation from Service, provided that (A) Executive makes a timely election for COBRA continuation coverage and (B) the Company may cease making such premium payments when Executive secures other employment and becomes eligible to participate in the health insurance plan of Executive’s new employer. Notwithstanding the previous sentence, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his Separation from Service (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which Executive incurs a Separation from Service and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the 12th calendar month following the month in which Executive incurs a Separation from Service.

(b) Voluntary Termination During Transition Period; Termination at the End of the Transition Period. If Executive (x) voluntarily terminates his transition services prior to the last day of the Transition Period without Good Reason or (y) continues to provide transition services described in Section 3 until the last day of the Transition Period, the Company shall provide the following severance benefits to Executive following his Separation from Service:

(i) Within 10 business days of Executive’s Separation from Service, the Company will pay Executive a cash lump sum payment in the amount of $386,272.

(ii) On May 15, 2011, the Company will pay Executive a cash lump-sum payment in the amount of $23,360, which payment reflects the estimated cash value of Executive’s time-vested restricted stock units granted by the Company and assumed by Parent that were scheduled to vest in May 2011; provided, however, that if the Effective Date occurs after May 15, 2011, the cash lump-sum payment that was otherwise payable to Executive on such date pursuant to this subsection (ii) shall instead be paid to Executive on the Effective Date (but in no event later than December 31, 2011). Notwithstanding the foregoing, if Executive’s time-vested restricted stock units granted by the Company that are scheduled to vest in May 2011 shall have vested and been settled prior to the date on which payment is to be made in accordance with the immediately preceding sentence, Executive shall not be entitled to receive any payment under this subsection (ii).

(c) Forfeiture of Retention Bonus. In the event that Executive’s transition services with the Company terminate during the Transition Period due to termination by the Company for Cause or due to Executive’s resignation without Good Reason, then Executive shall not be entitled to receive the payment under Section 3(b). For the avoidance of doubt, Executive shall make no claim for any compensation or benefits from the Company, Parent, or any of their respective affiliates in connection with his termination of services with the Company other than with respect to the compensation and benefits provided in Sections 3 and 4 or with respect to any compensation or benefits that Executive is entitled to receive pursuant to applicable law.

(d) Accrued Amounts. Upon termination of Executive’s transition services with the Company for any reason (including any termination described in Section 4(a), 4(b) or 4(c)), the Company shall pay to Executive (i) any unpaid portion of Executive’s base salary through the date of Executive’s Separation from Service, (ii) unreimbursed business expenses through the date of Executive’s Separation from Service, (iii) accrued but unused vacation earned through the date of Executive’s Separation from Service, and (iv) such employee benefits, if any, as to which Executive may be entitled pursuant to the terms governing such benefits. The amounts described in this Section 4(d) shall be paid at the time and in the manner required by applicable law, but in no event later than 15 days after the date of Executive’s Separation from Service.

5. Compliance with Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A and shall be administered and construed in a manner consistent with this intent. In furtherance of the foregoing, notwithstanding anything herein to the contrary, if Executive is a “specified employee” (determined by the Company in accordance with U.S. Treasury Regulation section 1.409A-3(i)(2)) as of the date that Executive incurs a Separation from Service and if any benefit to be provided under this Agreement cannot be paid or provided in a manner otherwise provided herein without subjecting Executive to additional tax, interest and/or penalties under Section 409A, then any such benefit that is payable during the first 6 months following Executive’s Separation from Service shall be paid to Executive in a cash lump payment to be made on the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s Separation from Service.

6. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the successors of the Company (including, without limitation, the Parent).

7. No Tax Advice. Executive acknowledges and agrees that the Company has provided no tax advice to Executive regarding the tax implications of the transactions contemplated in this Agreement and Executive has had a reasonable opportunity to consult with an attorney of his choosing before executing this Agreement. The Company shall have no liability to pay or reimburse Executive for any taxes (including, but not limited to, any excise taxes) that Executive may incur in connection with the transactions contemplated in this Agreement. In connection with the Company’s participation in the IRS correction program set forth in Notice 2010-6, the Company shall provide Executive with an information statement as contemplated therein.

8. Waiver of Equity Awards. Effective as of the Effective Date and in consideration of the benefits provided hereunder, Executive shall forfeit all of his outstanding time-vested restricted stock units and performance-vested restricted stock units granted to him under any Company equity plan (including all such units granted under the Bonus Program) and assumed by Parent in the Merger. Each such restricted stock unit shall terminate without payment of any consideration therefor as of the Effective Date and the Company shall cancel each such restricted stock unit as of such date.

9. Miscellaneous.

(a) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

(i) If to Executive, at the address last provided by Executive to Company.

(ii) If to the Company, the following address, or to such other address as any party hereto may designate by notice given as herein provided:

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

Attention: General Counsel

(b) Withholding. All amounts that become payable pursuant to this Agreement shall be subject to withholding for applicable taxes and as otherwise required by law.

(c) Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to laws that may be applicable under conflicts of laws principles thereof.

(d) Amendments. This Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

(e) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(f) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

(g) Conflicting Terms. In the event that words or terms of this Agreement conflict with the words or terms of any other agreement or contract, including, without limitation, any stock plan, notice of grant, or restricted stock purchase agreement or option agreement entered into in connection with the employment of Executive by the Company, the interpretation of this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MICROTUNE, INC.

By:	/s/ James A. Fontaine

Name:	James A. Fontaine

Title:	Chief Executive Officer

EXECUTIVE
/s/ Phillip D. Peterson
Phillip D. Peterson